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                                                                     EXHIBIT 2.4

                    FIRST AMENDMENT TO AGREEMENT OF MERGER
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     This First Amendment to the Agreement of Merger is by and among
Datalink.net, Inc., a Nevada corporation ("Datalink.net"), Five Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Datalink.net, Tech-ni-comm, Inc., a California corporation (the "Company"), and Jeff Gleckman (the "Shareholder") as of December 28, 2000.

     WHEREAS, Five Acquisition, Inc. and the Company are currently in the process of merging, in accordance with the terms and conditions as set forth in the Agreement of Merger signed on December 8, 2000; and

     WHEREAS, the parties desire to complete the sale of the Company to Datalink.net as soon as possible, and in no event later than December 31, 2000; and

     WHEREAS, the parties desire to amend the Agreement of Merger such that the actions relating to merging the two companies contemplated within Article II of the Agreement of Merger shall be completed as soon as possible in the near future, and Five Acquisition, Inc. shall, upon the full execution of this First Amendment, purchase all of the issued and outstanding shares of the Company's stock in exchange for one hundred thirty seven thousand five hundred (137,500) shares of Datalink.net common stock.

     NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

     1. Capitalized terms used and not otherwise defined in this First Amendment shall have the meanings ascribed to them in the Agreement of Merger.

     2. Five Acquisition, Inc. shall purchase all of the issued and outstanding shares of the Company's stock in exchange for one hundred thirty seven thousand five hundred (137,500) shares of Datalink.net common stock.

     3. The Parties shall take all actions necessary after the closing in order to merge the Company with Five Acquisition, Inc., in accordance with the terms of Article II of the Agreement of Merger.

     4.  Miscellaneous. All other terms and conditions of the Agreement of
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         Merger shall remain in full force and effect. Both parties expressly preserve all the representations, warranties, covenants, conditions, indemnification and actions stated within the Merger Agreement, after the closing. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.
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          IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first above written.

                                  DATALINK.NET, INC.

                                  By: /s/ Charles K. Dargan, II
                                      Name: Charles K. Dargan, II
                                      Title: EVP - Operations and Administration


                                  FIVE ACQUISITION, INC.

                                  By: /s/ Charles K. Dargan, II
                                      Name: Charles K. Dargan, II
                                      Title: Treasurer


                                  TECH-NI-COMM, INC.

                                  By: /s/ Jeff Gleckman
                                      Name: Jeff Gleckman
                                      Title: President


                                  JEFF GLECKMAN

                                  BY: /s/ Jeff Gleckman

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